Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary                  Jurisdiction of Incorporation
-----------------                   -----------------------------
South Boston Savings Bank           Massachusetts

Sobo, Inc.*                         Massachusetts

Bigelow Development Corp.*          Massachusetts

South Boston Securities Corp.*      Massachusetts

Boston Bancorp Securities, Inc.     Massachusetts

*Subsidiary of South Boston Savings Bank.